Exhibit 1

Joint Filing Agreement

Pursuant to Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended, the undersigned hereby agree that only one statement containing the information required by Schedule 13G need be filed with respect to the ownership by each of the undersigned of Ordinary Shares, nominal value NIS 0.1 per share of Enlight Renewable Energy Ltd. Each of them is responsible for the timely filing of such Schedule 13G and any amendments thereto, and for the completeness and accuracy of the information concerning such person contained therein; but none of them is responsible for the completeness or accuracy of the information concerning the other persons making the filing, unless such person knows or has reason to believe that such information is inaccurate.  In accordance with Rule 13d-1(k)(1), the undersigned hereby agree to the joint filing with each other on behalf of each of them of such a statement on Schedule 13G and any amendments thereto with respect to the equity securities (as defined in Rule 13d-1(i)) of the Issuer, beneficially owned by each of them.  This Joint Filing Agreement shall be included as an exhibit to such Schedule 13G and any amendments thereto.

This agreement may be executed in any number of counterparts, each of which shall be deemed an original.

March 15, 2023

Menora Mivtachim Holdings Ltd.

/s/ Ran Kalmi                     /s/  Nir Moroz
By: Ran Kalmi                   By: Nir Moroz
Title: CFO                          Title: CIO

Menora Mivtachim Pensions and Gemel Ltd.

/s/ Ran Kalmi                      /s/  Nir Moroz
By: Ran Kalmi                    By: Nir Moroz
Title: Authorized signature Title: Authorized signature